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                                                                      Exhibit 23

                         Independent Auditors' Consent


The Board of Directors
Century Business Services, Inc.:


We consent to the incorporation by reference in the registration statement Nos. 333-35049, 333-74647 and 333-62148 on Form S-8; Nos. 333-64109, 333-76179 and
333-27825 on Form S-3; Nos. 333-15413, 333 46687, 333-90749 and 333-40331 on
Form S-3, as amended; and Nos. 333-40313 and 333-81039 on Form S-4, as amended, of Century Business Services, Inc. and Subsidiaries of our report dated February 7, 2003, with respect to the consolidated balance sheets of Century Business Services, Inc. as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, which report appears in the December 31, 2002, annual report on Form 10 K of Century Business Services, Inc.



Our report refers to changes in the methods of accounting in 2002 for goodwill and other intangible assets and the criteria for identifying and measuring discontinued operations, as well as changes to certain revenue recognition policies in 2000 as a result of adopting Staff Accounting Bulletin No. 101 effective January 1, 2000.

/s/ KPMG LLP



Cleveland, Ohio
March 27, 2003